UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2020

KAR Auction Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11299 N. Illinois Street

Carmel, Indiana 46032

(Address of principal executive offices)

(Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	KAR	New York Stock Exchange

Item 1.01   Entry Into a Material Definitive Agreement.

Entry into Fifth Amendment to Credit Agreement

On September 2, 2020, KAR Auction Services, Inc., a Delaware corporation (the “Company”), entered into a fifth amendment to its existing credit agreement. The fifth amendment (1) eliminates the financial covenant “holiday” provided by the fourth amendment agreement, dated as of May 29, 2020 (the “Fourth Amendment”), by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, certain subsidiaries of the Company party thereto and the certain revolving lenders party thereto; (2) removes the monthly minimum liquidity covenant provided by the Fourth Amendment; and (3) eliminates the limitations imposed by the Fourth Amendment on the Company’s ability to make certain investments, junior debt repayments, acquisitions and restricted payments and to incur additional secured indebtedness.

The foregoing summary of the Fifth Amendment Agreement, dated September 2, 2020 (the “Fifth Amendment”), by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, certain subsidiaries of the Company party thereto and the certain revolving lenders party thereto is not complete and is qualified in its entirety by reference to the full and complete text of the Fifth Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Entry into Agreement and Plan of Merger

On September 4, 2020, ADESA, Inc. (“ADESA”), a subsidiary of the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among ADESA, Showroom Merger Sub, Inc., a subsidiary of ADESA (“Merger Sub”), the Company, BacklotCars, Inc. (“BacklotCars”), and Shareholder Representative Services LLC, as the securityholders representative. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into BacklotCars, with BacklotCars continuing as the surviving corporation and as a wholly-owned subsidiary of ADESA (the “Merger”). The Company is the guarantor of the obligations of ADESA and Merger Sub under the Merger Agreement.

In the Merger, each outstanding share of BacklotCars common stock and preferred stock (other than those shares of common stock or preferred stock held by BacklotCars) will be converted into the right to receive an amount in cash as set forth in the Merger Agreement. The value of the consideration payable by ADESA in connection with the Merger is $425 million in cash. The Merger and the Merger Agreement have been approved by the Board of Directors of the Company, the Board of Directors of BacklotCars and the requisite stockholders of BacklotCars.

Consummation of the Merger is subject to customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Under certain circumstances, upon the termination of the Merger Agreement relating to the failure to obtain necessary clearances for the Merger under the HSR Act, ADESA would be required to pay a termination fee of $42.5 million to BacklotCars on the terms and conditions further set forth in the Merger Agreement.

The Merger Agreement also contains customary representations and warranties and covenants, including, among other things, with respect to the operation of the business of BacklotCars and its subsidiaries between the signing of the Merger Agreement and the closing of the Merger. In connection with the entry into of the Merger Agreement, ADESA has obtained a customary representations and warranties insurance policy as recourse for certain losses arising out of breaches of the representations and warranties of BacklotCars in the Merger Agreement and for certain pre-closing taxes of BacklotCars.

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 8.01.   Other Events.

On September 8, 2020, the Company issued a press release (the “Press Release”) announcing the execution of the Merger Agreement. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

2.1	Agreement and Plan of Merger dated as of September 4, 2020 by and among ADESA, Inc., Showroom Merger Sub, Inc., KAR Auction Services, Inc., BacklotCars, Inc. and Shareholder Representative Services LLC, as the securityholders representative.

10.1	Fifth Amendment Agreement, dated September 2, 2020, by and among KAR Auction Services, Inc., JPMorgan Chase Bank, N.A., as administrative agent, certain subsidiaries of KAR Auction Services, Inc. party thereto and the certain revolving lenders party thereto.

99.1	Press Release dated September 8, 2020.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: September 8, 2020	KAR Auction Services, Inc.

/s/ Eric M. Loughmiller
Eric M. Loughmiller
Executive Vice President and Chief Financial Officer